Exhibit 99.1

Glenn G. Cohen Joins Piedmont Office Realty Trust’s
Board of Directors

Atlanta, February 27, 2020 – Piedmont Office Realty Trust, Inc. (NYSE:PDM) announced today that its Board of Directors has appointed Glenn G. Cohen, as member of the Board, effective March 1, 2020. Cohen will serve as an independent director of the Company and as a member of the Audit Committee of the Board.

Mr. Cohen is Executive Vice-President, Chief Financial Officer and Treasurer of Kimco Realty Corp. (NYSE: KIM), where he has been employed for the past 25 years, serving first as Director of Accounting and Taxation, then Treasurer and various other positions until his promotion to CFO in 2010. Mr. Cohen previously served as an independent director and member of the audit committee for Quality Care Properties, Inc. (previously NYSE: QCP) from 2016 until its acquisition by Welltower, Inc. (NYSE: WELL) in 2018. He is a CPA and member of National Assoication of Real Estate Investment Trusts (NAREIT) and International Council of Shopping Centers (ICSC).

Commenting on the appointment, Frank C. McDowell, Chairman of Piedmont’s Board of Directors, said “We are very pleased to welcome Glenn to the Piedmont Board. His knowledge and experience as the CFO of another large, publicly-traded REIT makes him a great fit for our Board and Audit Committee.”

About Piedmont:

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 18 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor's (BBB) and Moody's (Baa2). As of December 31, 2019, over 60% of the company’s portfolio was ENERGY STAR certified and approximately 35% was LEED certified. For more information, see www.piedmontreit.com.

Contact: Meredi Lee
Company: Piedmont Office Realty Trust
Phone: 1 770 418 8677
Email: Meredi.Lee@Piedmontreit.com